Exhibit 10.12

TAX PROTECTION AGREEMENT

This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of December 23, 2019, by and among NetSTREIT Corp., a Maryland corporation (the “REIT”), NetSTREIT, L.P., a Delaware limited partnership (the “Operating Partnership”), Hillview Way, LLC, an Ohio limited liability company (“Hillview”) and Mayfield Road Group, LLC, an Ohio limited liability company (“Mayfield”).

RECITALS

WHEREAS, the REIT will elect to qualify a real estate investment trust, within the meaning of Section 856 of the Code, commencing with its taxable year ending December 31, 2019;

WHEREAS, pursuant to that certain Contribution Contract (the “Contribution Contract”), by Amelia 7776 LLC, an Ohio limited liability company, Clanton 4893 LLC, an Ohio limited liability company, Franklin 6415 LLC, an Ohio limited liability company, Hanover 6798 LLC, an Ohio limited liability company, Hurricane 7124 LLC, an Ohio limited liability company, Vaughn 7063 LLC, an Ohio limited liability company, Warrior 4943 LLC, an Ohio limited liability company, Waterford 8038, LLC, an Ohio limited liability company, and Woodstock 2470 LLC, an Ohio limited liability company (each, a “Co-Contributor”), and EverSTAR Income & Value Fund V, LP (f/k/a Capview Income & Value Fund IV, LP), a Delaware limited partnership (“EverSTAR”), each Co-Contributor contributed a tract of real property to EverSTAR (the “Contributed Properties”);

WHEREAS, pursuant to that certain Agreement of Merger dated May 25, 2017, each Co-Contributor was merged into Mayfield, such that Mayfield is the successor in interest to all of the Co- Contributors;

WHEREAS, in connection with the subsequent contribution of that certain property located at 112 E. 12300 South, Draper, Utah by Hillview (the “Hillview Property”) to Capview Income and Value Fund IV, and pursuant to that certain Addendum to Contribution Option Contract dated as of May 2, 2018, by and between Hillview and Capview Income and Value Fund IV, Hillview was granted the benefit of the same tax indemnity provisions as granted to each Co-Contributor pursuant to Section 16 of the Contribution Contract;

WHEREAS, EverSTAR granted each Co-Contributor the benefit of certain tax indemnity provisions pursuant to Section 16 of the Contribution Contract;

WHEREAS, pursuant to that certain Merger Agreement, dated as of December 19, 2019 (the “Merger Agreement”), EverSTAR will merge into the Operating Partnership and the Operating Partnership will acquire the Contributed Properties;

WHEREAS, it is intended for federal income tax purposes that the transactions contemplated by the Merger Agreement will be treated as tax-deferred contributions of the Contributed Properties and the Hillview Property to the Operating Partnership for OP Units under Section 721 of the Code;

WHEREAS, as a condition to engaging in the transactions contemplated by the Merger Agreement, and as an inducement to do so, the parties hereto are entering into this Agreement.

THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

Section 1.1            “Agreement” has the meaning set forth in the preamble.

Section 1.2            “Closing Date” has the meaning assigned to it in the Contribution Contract.

Section 1.3            “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.4            “Contributed Property” has the meaning set forth in the recitals.

Section 1.5            “Gain Limitation Property” means (i) each Contributed Property; (ii) any other property or asset hereafter acquired by the Operating Partnership or any direct or indirect interest owned by the Operating Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that property or asset would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Operating Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

Section 1.6            “Indirect Owner” means any person owning an equity interest in a Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity.

Section 1.7            “Minimum Liability Amount” means, as to each Protected Partner, the amount of indebtedness of the Operating Partnership that needs to be allocated to such Protected Partner pursuant to Section 752 of the Code so that such Protected Partner will not recognize any Protected Gain,  The initial Minimum Liability Amount for the Protected Partner as of the date of this Agreement is set forth on Schedule II hereto and represents the Protected Partner’s so called “negative tax capital account” as of the Closing Date.  It is understood that the Minimum Liability Amount set forth on Schedule II is believed by the Protected Partner to be the requisite amount, but until tax returns are completed for the Protected Partner, such amount is not final, and after the Closing Date, until seven (7) years following the Closing Date, the Protected Partner may provide to the Operating Partnership the correct Minimum Liability Amount reflecting any such final determination of the negative tax capital account as the Closing Date, and ten (10) days after receipt thereof by the Operating Partnership, Schedule II shall be deemed amended to reflect such other amount.  The Protected Partner shall certify to the Operating Partnership that the determination and calculation of the Minimum Liability Amount as presented to the Operating Partnership is true and correct.

Section 1.8            “OP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 23, 2019.

Section 1.9            “OP Units” means units of Class A partnership interest in the Operating Partnership, as described in the OP Agreement.

Section 1.10          “Operating Partnership” has the meaning set forth in the preamble.

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Section 1.11          “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.12          “Property” means the property identified on Exhibit A hereto and each property and/or interest acquired in exchange for the Property.

Section 1.13          “Protected Gain” shall mean the income or gain that would be allocable to and recognized by a Protected Partner or Indirect Owner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property or any interests in Gain Limitation Property in a fully taxable transaction. The amount of Protected Gain with respect to the Contributor shall be determined as if the Operating Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date. The initial Protected Gain for the Protected Partner as of the date of this Agreement is set forth on Schedule III hereto and represents the Protected Partner’s estimated Protected Gain.  It is  understood that the initial Protected Gain set forth on Schedule III is believed by the Protected Partner to be the requisite amount, but until tax returns are completed for the Protected Partner, such amount is not final, and after the date hereof, until seven (7) years following the Closing Date, the Protected Partner may provide to the Operating Partnership the correct Protected Gain reflecting any such final determination, and ten (10) days after receipt thereof by the Operating Partnership, Schedule III shall be deemed amended to reflect such other amount The Protected Partner shall certify to the Operating Partnership that the determination and calculation of the Protected Gain as presented to the Operating Partnership is true and correct.

Section 1.14          “Protected Partner” and “Protected Partners” means each of the Persons identified on Schedule I attached hereto and any Persons who (i) acquire OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such OP Units, (ii) has notified the Operating Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Operating Partnership to verify such status, but excludes any person that ceases to be a Protected Partner to this Agreement.

Section 1.15          “REIT” has the meaning set forth in the preamble.

Section 1.16          “Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder, and as set forth next to each Gain Limitation Property on Schedule IV hereto.  The Operating Partnership shall initially carry each Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth in the preceding sentence.

Section 1.17          “Tax Protection Period” has the meaning set forth in Section 2.1(a).

Section 1.18          “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

TAX MATTERS

Section 2.1            Restrictions on Disposition of Gain Limitation Properties. The Operating Partnership agrees for the benefit of each Protected Partner, for the term beginning as of the date hereof and

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ending on the earlier of the sale or transfer of all or substantially all of the assets of the Operating Partnership or the liquidation of the Operating Partnership in which the Protected Partners receive solely cash  or marketable securities, without restriction, for their respective interests in the Operating Partnership (the “Tax Protection Period”), not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without  regard to whether such disposition is voluntary or involuntary, in a transaction that causes the Protected Partners to recognize any Protected Gain.  Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Operating Partnership shall be deemed to include, and the prohibition shall extend to:

(a)           any direct or indirect disposition by the Operating Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(l)(B) of the Code and the Treasury Regulations thereunder; and

(b)           any distribution by the Operating Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a merger or consolidation of the Operating Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Protected Partner’s OP Units either (A) cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or (B) partnership interests that are substantially equivalent (including value and profit and loss sharing) to the OP Units disposed of, and the receipt of such partnership interests would not result in the recognition of gain for federal, state, or local income tax purposes by the Protected Partner (“Operating Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Operating Partnership Interest Consideration in exchange for his OP Units and the continuing partnership has agreed in writing to assume the obligations of the Operating Partnership under this Agreement; (3) no Protected Gain is recognized by the Operating Partnership as a result of any partner of the Operating Partnership other than the Protected Partner receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive Cash Consideration.  Furthermore, notwithstanding the restriction set forth in this Section 2.1, the Operating Partnership may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the OP Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

Section 2.2            Section 704(c) Method. The Operating Partnership shall report allocations of income, gain, loss and deduction (as computed for tax purposes) with respect to the Properties so as to take account of the Section 704(c) built in gain of such properties under Code Section 704(c) or the principles set forth in Treasury Regulations section 1.704-3(a), as the case may be, using the traditional method (as specifically provided in Treasury Regulations section 1.704-3(b)).

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Section 2.3            Maintenance of Indebtedness. With respect to each Protected Partner, the Operating Partnership agrees to maintain, or cause to be maintained, from  time  to time, sufficient indebtedness pursuant to the  requirements  set forth  below in this Section 2.3 such that, pursuant to Treasury Regulation Section 1.752-3 and pursuant to Treasury Regulation Section 1.752-2, the Protected Partner is allocated as its share of the indebtedness of the Operating Partnership, an amount at least equal to the Minimum Liability Amount; provided, however, that this Section 2.3 shall not apply if and to the extent that Treasury Regulations Section 1.752-2 and/or Section 1.752-3 is revised or amended in such a manner to cause indebtedness of the Operating Partnership that was allocated as a share of indebtedness to the Protected Partner immediately prior to such revision or amendment to no longer be allocated to such Protected Partner as a result of such  revision  or amendment.

Section 2.4            Tax Loan. In the event that the Operating Partnership breaches its obligations set forth in this Article II with respect to a Protected Partner, as its sole remedy the Protected Partner shall have the right to receive an interest-free loan from the Operating Partnership, and the Operating Partnership shall make an interest-free loan to such Protected Partner, in an amount equal to the aggregate federal, state, and local tax on income or Medicare taxes  (including Section 1411 of the Code) incurred by the Protected  Partner or an Indirect Owner with respect to the amount of the Protected Gain recognized with respect to the Gain Limitation Property that is allocable to (or borne by) such Protected Partner or Indirect Owner as a result of the Operating Partnership’s breach of the obligations set forth in this Article II (the “Tax Loan”).  For purposes of computing the amount of federal, state, and local income taxes incurred by a Protected Partner (or Indirect Owner), (i) any deduction for state and local income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account (taking into account any limitation on full deductibility due to adjusted gross income levels), and (ii) a Protected Partner’s (or  Indirect  Owner’s)  tax liability shall be computed using the highest federal, state and local marginal income tax rates (including any Medicare taxes under Section 1411 of the Code) that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions (other than state and local income taxes), losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain  or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years. The Tax Loan shall mature and be due and payable in full, and the Protected Partner shall repay the Tax Loan upon the termination of the Tax Protection Period and the Operating Partnership shall have the right to offset any and all distributions otherwise payable on or after the date the Tax Protection Period ends to the Protected Partner against and apply such distributions otherwise payable to the Protected Partner toward the payment of the Tax Loan.

ARTICLE III

GENERAL PROVISIONS

Section 3.1            Changes in Law; Voluntary Redemptions.  Notwithstanding any provision of this Agreement to the contrary, the Operating Partnership shall not be required to make any payment to a Protected Partner pursuant to this Agreement if such obligation arises solely as a result of a change in any provision of the Code, the Treasury Regulations or any other applicable tax law or any administrative or judicial interpretation thereof.

Section 3.2            Cooperation.  The Operating Partnership and the Partners’ Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance as is reasonably necessary to effectuate the provisions of this Agreement.  In the event any change in any applicable provision of the Code, the Treasury Regulations or any other applicable tax law or any

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administrative or judicial interpretation thereof would result in the recognition of taxable income or gain by any Protected Partner, the parties shall reasonably cooperate to minimize or avoid any resulting tax on such Protected Partner.  Prior to any anticipated change (or as soon as reasonably possible following any unanticipated change) in any applicable provision of the Code, the Treasury Regulations or any other applicable tax or any administrative or judicial interpretation thereof, or the consummation of any spin-off transaction, reorganization transaction or other transaction that would affect the Operating Partnership and the Protected Partners, the parties shall cooperate in good faith to amend this Agreement as may be necessary or appropriate to preserve the intent and effect of this Agreement.

Section 3.3            Notices.  All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 3.4            Titles and Captions.  All Article or Section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.5            Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.6            Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.7            Blinding Effect.  This Agreement shall be binding upon and inure to the benefit of the Operating Partnership and REIT and their respective successors and permitted assigns, and the Protected Partners.

Section 3.8            Creditors.  Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 3.9            Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 3.10          Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall be become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.11          Applicable Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 3.12          Invalidity of Provisions.  If any provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

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Section 3.13          Entire Agreement; Coordination with OP Agreement.  This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof.  The parties hereto agree that, to the extent of any conflict between the provisions of the OP Agreement and the provisions of this Agreement with respect to the rights, obligations or remedies of any such party under this Agreement, the provisions of this Agreement shall control.

Section 3.14          No Rights as Stockholders.  Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of REIT or any other matter.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

NetSTREIT Corp.,
a Maryland corporation

By:	/s/ Mark Manheimer
Name: Mark Manheimer
Title: President, Chief Executive Officer, Secretary and Treasurer

OPERATING PARTNERSHIP:

NetSTREIT OP, L.P.,
A Delaware limited partnership

By:	NetSTREIT GP, LLC, its General Partner

	By:	/s/ Mark Manheimer
Name: Mark Manheimer
Title: President, Secretary and Treasurer

Signature to Tax Protection Agreement

PROTECTED PARTNERS:

HILLVIEW WAY, LLC,
an Ohio limited liability company

By:	/s/ Carol Zaremba
Name: Carol Zaremba
Title: Manager

MAYFIELD ROAD GROUP, LLC,
an Ohio limited liability company

By:	/s/ Richard S. Rivitz
Name: Richard S. Rivitz
Title: President

Signature to Tax Protection Agreement

SCHEDULE I

PROTECTED PARTNERS

Hillview Way, LLC

Mayfield Road Group, LLC, as successor in interest to:

Amelia 7776 LLC

Clanton 4893 LLC

Franklin 6415 LLC

Hanover 6798 LLC

Hurricane 7124 LLC

Vaughn 7063 LLC

Warrior 4943 LLC

Waterford 8038, LLC

Woodstock 2470 LLC

Schedule I-1

SCHEDULE II

MINIMUM LIABILITY AMOUNT

Property	Minimum Liability Amount
52 West Main Street	$(1,401,104)
1105 7th Street North	$(1,254,179)
1154 Liberty Pike	$(2,262,140)
110 E. Lagrange Road	$(1,104,726)
3901 Teays Valley Road	$(1,109,309)
55 Ray Thorington Road	$(1,875,945)
434 US Highway 31	$(1,216,398)
7960 Cooley Lake Road	$(3,184,100)
3785 Sixes Road	$(1,493,307)
112 E. 12300 South	$0

Schedule II-1

SCHEDULE III

PROTECTED GAIN

Property	Protected Gain
52 West Main Street	$1,995,356
1105 7th Street North	$1,788,435
1154 Liberty Pike	$3,234,957
110 E. Lagrange Road	$1,562,144
3901 Teays Valley Road	$1,559,652
55 Ray Thorington Road	$2,720,737
434 US Highway 31	$1,737,333
7960 Cooley Lake Road	$4,674,014
3785 Sixes Road	$2,140,745
112 E. 12300 South	$243,899

Schedule III-1

SCHEDULE IV

SECTION 704(C) VALUE

Property	Section 704(c) Value
52 West Main Street	$2,272,072
1105 7th Street North	$2,036,081
1154 Liberty Pike	$3,678,477
110 E. Lagrange Road	$1,779,236
3901 Teays Valley Road	$1,776,921
55 Ray Thorington Road	$3,095,325
434 US Highway 31	$1,977,246
7960 Cooley Lake Road	$5,319,156
3785 Sixes Road	$2,436,442
112 E. 12300 South	$1,354,599

Schedule IV-1

EXHIBIT A

PROPERTY

Property

52 West Main Street

1105 7th Street North

1154 Liberty Pike

110 E. Lagrange Road

3901 Teays Valley Road

55 Ray Thorington Road

434 US Highway 31

7960 Cooley Lake Road

3785 Sixes Road

112 E. 12300 South